Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2014 and
Initiates Fiscal 2015 Guidance; Announces Quarterly Dividend

Safety and reliability investments continue progress towards goal of becoming nation’s safest utility

DALLAS (November 5, 2014) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2014 fiscal year and fourth quarter ended September 30, 2014.

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Fiscal 2014 consolidated net income, excluding net unrealized margins, was $284.0 million, or $2.90 per diluted share, compared with consolidated net income of $232.6 million, or $2.53 per diluted share in the prior year, excluding net unrealized margins and a gain on sale.

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Fiscal 2014 net income was $289.8 million, or $2.96 per diluted share, after including noncash, unrealized net gains of $5.8 million, or $0.06 per diluted share. Net income was $243.2 million, or $2.64 per diluted share in the prior year, after including unrealized net gains of $5.3 million or $0.05 per diluted share and the gain on sale of Georgia assets of $5.3 million, or 0.06 per diluted share.

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Natural gas distribution customers benefited from weather-normalized rates, which returned approximately $35.0 million in savings on customer bills, as a result of weather that was 20 percent colder than normal in fiscal 2014.

•	Capital expenditures were $835.3 million for the year ended September 30, 2014, with over 75 percent of that spending related to system safety and reliability investments.

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Atmos Energy expects fiscal 2015 earnings to be in the range of $2.90 to $3.05 per diluted share, excluding net unrealized margins. Capital expenditures are expected to be in the range of $900 million to $1 billion in fiscal 2015.

•	The company's Board of Directors has declared a quarterly dividend of $0.39 per common share. The indicated annual dividend for fiscal 2015 is $1.56, which represents a 5.4 percent increase.

For the quarter ended September 30, 2014, consolidated net income was $23.7 million, or $0.23 per diluted share, compared with net income of $7.5 million, or $0.08 per diluted share for the same quarter last year. Results from nonregulated operations include noncash, unrealized net losses of $1.2 million, or $(0.01) per diluted share for the three months ended September 30, 2014, compared with unrealized net losses of $4.1 million, or $(0.05) per diluted share for the prior-year quarter.
“A continued focus on safety and reliability spending, coupled with increased weather-related consumption, drove our financial performance in fiscal 2014,” said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “The financial strength of the company allows us to continue to invest in our system, while providing a solid return to shareholders. Looking forward, we are positioned to continue delivering annual earnings per share growth in the six to eight percent range,” Cocklin concluded.

Results for the Fiscal Year Ended September 30, 2014
Regulated distribution gross profit, excluding discontinued operations, increased $95.3 million to $1,176.5 million for the year ended September 30, 2014, compared with $1,081.2 million in the prior-year period. Gross profit reflects a net $35.3 million increase in rates, primarily in the Mid-Tex, Kentucky/Mid-States, West Texas and Louisiana Divisions. Additionally, gross profit increased $14.3 million from colder weather, primarily in the Mid-Tex and West Texas Divisions. Finally, revenue-related taxes increased $27.5 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $28.4 million increase in the related tax expense.

Regulated pipeline gross profit increased $49.6 million to $318.5 million for the year ended September 30, 2014, compared with $268.9 million in the prior fiscal year. This increase primarily reflects a $38.5 million increase in revenue from the Gas Reliability Infrastructure Program (GRIP) filings that became effective in fiscal years 2014 and 2013. Additionally, increased transportation volumes and basis spreads, due to colder weather experienced across Texas, increased gross profit by $4.7 million.

Nonregulated gross profit increased $24.7 million to $88.0 million for the year ended September 30, 2014, compared with $63.3 million for the prior-year period. Realized margins increased $24.0 million due to accelerating physical withdrawals into the fiscal second quarter from future periods to capture gross profit in a volatile natural gas market, caused by strong market demand due to significantly colder weather. Gas delivery and other services margins were flat compared to the prior year as a 10 percent increase in consolidated sales volumes was offset by a $0.01/Mcf decrease in per-unit margins.

Consolidated operation and maintenance expense, excluding discontinued operations, for the year ended September 30, 2014, was $505.2 million, compared with $488.0 million for the prior year. The $17.2 million increase resulted primarily from increased pipeline maintenance spending and weather-related expenses, partially offset by lower legal and administrative expenses.

Depreciation and amortization increased $18.9 million to $254.0 million during the year ended September 30, 2014, compared with $235.1 million for the prior year primarily due to incremental capital investments made in fiscal 2013.

Capital expenditures decreased to $835.3 million for the year ended September 30, 2014, compared with $845.0 million in the prior year. The $9.7 million decrease is largely due to a $63.9 million decrease in spending in the regulated pipeline segment primarily associated with the completion of the Line WX expansion project, partially offset by a $55.5 million increase in spending in the regulated distribution segment from increased infrastructure investment.

For the year ended September 30, 2014, the company generated operating cash flow of $740.0 million, a $126.9 million increase compared with the year ended September 30, 2013. The year-over-year increase reflects higher operating results from colder weather and rate increases combined with the timing of customer collections and vendor payments.

The debt capitalization ratio at September 30, 2014 was 46.2 percent, compared with 52.2 percent at September 30, 2013. At September 30, 2014, there was $196.7 million of short-term debt outstanding, compared with $368.0 million at September 30, 2013.

Results for the 2014 Fiscal Fourth Quarter Ended September 30, 2014
Regulated distribution gross profit increased $19.4 million to $234.5 million for the fiscal 2014 fourth quarter, compared with $215.1 million in the prior-year quarter. Gross profit reflects a net $10.8 million increase in rates, primarily in the Mid-Tex and West Texas Divisions. Additionally, revenue-related taxes increased $3.0 million, primarily due to higher revenue in the Mid-Tex Division, offset by a corresponding $3.3 million increase in the related tax expense.

Regulated pipeline gross profit increased $14.0 million to $86.3 million for the quarter ended September 30, 2014, compared with $72.3 million for the same quarter last year. This increase is primarily the result of a $12.2 million increase related to GRIP filings that became effective in May 2014.

Nonregulated gross profit increased $3.7 million to $17.0 million for the fourth quarter of fiscal 2014, compared with $13.3 million for the prior-year quarter, as a result of a $1.3 million decrease in realized margins, offset by a $5.0 million increase in unrealized margins.

Consolidated operation and maintenance expense for the three months ended September 30, 2014, was $139.2 million, compared with $149.1 million for the prior-year quarter. The $9.9 million quarter-over-quarter decrease resulted primarily from the timing of employee-related costs recorded in the second quarter in the current year compared to the fourth quarter in the prior year.

Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2015 earnings to be in the range of $2.90 to $3.05 per diluted share, excluding unrealized margins. Net income from regulated operations is expected to be in the range of $285 million to $300 million, while net income from nonregulated operations is expected to be in the range of $10 million to $12 million. Capital expenditures for fiscal 2015 are expected to range between $900 million and $1 billion.

Conference Call to be Webcast November 6, 2014
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2014 financial results and outline the assumptions supporting the fiscal 2015 guidance on Thursday, November 6, 2014, at 10 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments
Atmos Energy Completes Successful Senior Notes Offering
On October 15, 2014, Atmos Energy completed the public offering of $500 million 4.125% senior notes due 2044. The company used approximately $494 million of net proceeds from this offering to replace on a long-term basis the $500 million 4.95% senior notes that expired October 15, 2014.

Amendment of Credit Facility
On August 22, 2014, Atmos Energy amended its existing $950 million revolving credit agreement, primarily to increase the lenders’ commitment from $950 million to $1.25 billion, while retaining the $250 million accordion feature that would allow an increase in commitments up to $1.5 billion and to extend the expiration date of the credit facility for one additional year to August 22, 2019.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013 and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2014. Although the company believes these forward-

looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country's largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2014	2013
Gross Profit:
Regulated distribution segment	$1,176,515	$1,081,236
Regulated pipeline segment	318,459	268,900
Nonregulated segment	87,955	63,331
Intersegment eliminations	(503)	(1,417)
Gross profit	1,582,426	1,412,050
Operation and maintenance expense	505,154	488,020
Depreciation and amortization	253,987	235,079
Taxes, other than income	211,936	187,072
Total operating expenses	971,077	910,171
Operating income	611,349	501,879
Miscellaneous expense	(5,235)	(197)
Interest charges	129,295	128,385
Income from continuing operations before income taxes	476,819	373,297
Income tax expense	187,002	142,599
Income from continuing operations	289,817	230,698
Income from discontinued operations, net of tax	—	7,202
Gain on sale of discontinued operations, net of tax	—	5,294
Net income	$289,817	$243,194
Basic earnings per share
Income per share from continuing operations	$2.96	$2.54
Income per share from discontinued operations	—	0.14
Net income per share — basic	$2.96	$2.68
Diluted earnings per share
Income per share from continuing operations	$2.96	$2.50
Income per share from discontinued operations	—	0.14
Net income per share — diluted	$2.96	$2.64
Cash dividends per share	$1.48	$1.40
Weighted average shares outstanding:
Basic	97,606	90,533
Diluted	97,608	91,711

	Year Ended September 30
Summary Net Income (Loss) by Segment (000s)	2014	2013
Regulated distribution – continuing operations	$171,585	$150,856
Regulated distribution – discontinued operations	—	12,851
Regulated pipeline	86,191	68,260
Nonregulated – continuing operations	26,209	6,252
Nonregulated – discontinued operations	—	(355)
Unrealized margins, net of tax	5,832	5,330
Consolidated net income	$289,817	$243,194

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2014	2013
Gross Profit:
Regulated distribution segment	$234,491	$215,104
Regulated pipeline segment	86,314	72,330
Nonregulated segment	16,987	13,305
Intersegment eliminations	(133)	(299)
Gross profit	337,659	300,440
Operation and maintenance expense	139,163	149,149
Depreciation and amortization	68,256	60,191
Taxes, other than income	46,296	40,717
Total operating expenses	253,715	250,057
Operating income	83,944	50,383
Miscellaneous expense	(1,213)	(2,140)
Interest charges	33,739	31,791
Income before income taxes	48,992	16,452
Income tax expense	25,279	8,916
Net income	$23,713	$7,536
Basic earnings per share	$0.24	$0.08
Diluted earnings per share	$0.23	$0.08
Cash dividends per share	$0.370	$0.350
Weighted average shares outstanding:
Basic	101,247	90,640
Diluted	101,247	91,818

	Three Months Ended September 30
Summary Net Income (Loss) by Segment (000s)	2014	2013
Regulated distribution	$1,556	$(4,244)
Regulated pipeline	17,698	12,528
Nonregulated	5,666	3,401
Unrealized margins, net of tax	(1,207)	(4,149)
Consolidated net income	$23,713	$7,536

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2014	2013
Net property, plant and equipment	$6,725,906	$6,030,655
Cash and cash equivalents	42,258	66,199
Accounts receivable, net	343,400	301,992
Gas stored underground	278,917	244,741
Other current assets	111,265	64,201
Total current assets	775,840	677,133
Goodwill	742,029	741,363
Deferred charges and other assets	350,929	485,117
	$8,594,704	$7,934,268

Shareholders' equity	$3,086,232	$2,580,409
Long-term debt	2,455,986	2,455,671
Total capitalization	5,542,218	5,036,080
Accounts payable and accrued liabilities	311,604	241,611
Other current liabilities	402,351	368,891
Short-term debt	196,695	367,984
Current maturities of long-term debt	—	—
Total current liabilities	910,650	978,486
Deferred income taxes	1,286,616	1,164,053
Deferred credits and other liabilities	855,220	755,649
	$8,594,704	$7,934,268

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2014	2013
Cash flows from operating activities
Net income	$289,817	$243,194
Gain on sale of discontinued operations	—	(8,203)
Depreciation and amortization	253,987	236,928
Deferred income taxes	189,952	141,336
Other	35,481	24,086
Changes in assets and liabilities	(29,251)	(24,214)
Net cash provided by operating activities	739,986	613,127
Cash flows from investing activities
Capital expenditures	(835,251)	(845,033)
Proceeds from the sale of discontinued operations	—	153,023
Other, net	(2,325)	(4,904)
Net cash used in investing activities	(837,576)	(696,914)
Cash flows from financing activities
Net decrease in short-term debt	(165,865)	(208,070)
Net proceeds from issuance of long-term debt	—	493,793
Net proceeds from equity offering	390,205	—
Settlement of Treasury lock agreements	—	(66,626)
Repayment of long-term debt	—	(131)
Cash dividends paid	(146,248)	(128,115)
Repurchase of equity awards	(8,717)	(5,150)
Issuance of common stock	4,274	46
Net cash provided by financing activities	73,649	85,747
Net increase (decrease) in cash and cash equivalents	(23,941)	1,960
Cash and cash equivalents at beginning of period	66,199	64,239
Cash and cash equivalents at end of period	$42,258	$66,199

	Three Months Ended September 30		Year Ended September 30
Statistics, including discontinued operations	2014	2013	2014	2013
Consolidated distribution throughput (MMcf as metered)	57,493	51,632	451,803	397,037
Consolidated pipeline transportation volumes (MMcf)	130,777	132,142	493,360	467,178
Consolidated nonregulated delivered gas sales volumes (MMcf)	82,763	77,878	377,441	343,669
Regulated distribution meters in service	3,115,069	3,011,980	3,115,069	3,011,980
Regulated distribution average cost of gas	$6.10	$5.36	$5.94	$4.91
Nonregulated net physical position (Bcf)	9.3	12.0	9.3	12.0
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